                                                                  EXHIBIT 10.147

[ENGLISH
 LEATHER                 [MEM COMPANY, INC. LETTERHEAD]
  LOGO]


                                                November 6, 1996


Ms. Bonnie A. Appel
WELLING INTERNATIONAL
65 Bic Drive
Milford, Connecticut 06460

Dear Bonnie:

This will acknowledge your request for a formal three year extension to the contract dated March 8, 1977 which we have up until now been extending through mutual verbal agreement. This extension will run from March 8, 1996 through December 31, 1999.

The minimum royalty will be waived given the excellent track record over these many years. The royalty rate will be 5 per cent.

We plan a number of changes that will make English Leather much more visible in the marketplace once the integration into Renaissance is completed early in 1997. Their new offices will be in Stamford shortly so it should be easier for the marketing people to work together in the future.

If this is in accordance with your understanding, please sign and return the enclosed copy.

                                                Very truly yours,

                                                /s/ Gay A. Mayer
                                                Gay A. Mayer

GAM/sd


Agreed and Accepted

/s/ Bonnie A. Appel, Pres.
--------------------------
WELLING INTERNATIONAL

                               "ENGLISH LEATHER"

                               LICENSE AGREEMENT

         AGREEMENT made as of the 1st day of April 1977 by and between

     MEN Company, Inc.,
     a New York corporation
     having its principal place of
     business in Northvale, New Jersey                ("Licensor")

              and

     WELLING INTERNATIONAL,
     a Connecticut corporation
     having its principal place of
     business at 65 Caswell Street,
     Milford, Connecticut                             ("Licensee").

         WHEREAS, Licensor is the owner of certain rights in and to the United States trademark registrations "ENGLISH LEATHER": 672, 943: 841, 770: and 848, 350; ("ENGLISH LEATHER") and

         WHEREAS, Licensor is willing to license to Licensee the right to use as hereinafter specified the trademark "ENGLISH LEATHER"; and

         WHEREAS, Licensee is a manufacturer of ophthalmic eyeglass frames and sunglasses; and

         WHEREAS, Licensee desires to utilize "ENGLISH LEATHER" in connection with the manufacture, sale and distribution of specific models of said ophthalmic eyeglass frames and sunglasses ("Articles").

         NOW THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed as follows:

        1. GRANT OF LICENSE:

                (a) Articles. Upon the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee and Licensee hereby accepts the right, license and privilege, of utilizing "ENGLISH LEATHER" upon and in connection with the manufacture, sale and distribution of the Articles.

                (b) Territory. Licensee shall have the exclusive right, during the term hereof to distribute the Articles for sale to the general public at retail through establishments engaged in the business of selling prescription eyewear to the general public in all of the United States, Puerto Rico, Guam, the U.S. Virgin Islands and Canada.

                (c) Term. The term of this license shall commence on April 1, 1977 and shall continue until March 31, 1979. Licensee may renew this license for a period of two additional years provided that the licensee has paid the minimum royalties for the immediately preceeding year of this license agreement. Licensee pays a minimum royalty of $4,500 during the third year and $5,000 during the fourth year.

                (d) Use of the trademark by Licensee inures to the benefit of the Licensor, and Licensee agrees to Licensor's applying for any and all U.S. and foreign trademark registrations for "ENGLISH LEATHER" for the Articles. Licensee will refrain from filing any such trademark applications during and after this agreement.

2.       ROYALTIES AND TERMS OF PAYMENT:

         (a) Guaranteed Minimum Royalties. Licensee agrees to pay to Licensor on or before the commencement of each contract year during the term of the Agreement and/or extensions thereof the following non-returnable guaranteed minimum royalties ("Minimum Royalties") during the initial Contract Period or extension of this Agreement as follows:

               For the year April 1, 1977 to March 31, 1978:
                                    $ 1,000 (upon execution of contract)
         by September 30, 1977          833
         by December 31, 1977           833
         by March 31, 1978              834
                                    -------
                                    $ 3,500

               For the year April 1, 1978 to March 31, 1979:

         by June 30, 1978           $ 1,000
         by September 30, 1978        1,000
         by December 31, 1978         1,000
         by March 31, 1979            1,000
                                    -------
                                    $ 4,000

         (b) Royalty Rate. During the Contract Period Licensee agrees to pay to Licensor as royalty a sum equal to three and one-half percent (3 1/2%) ("Royalty") of all sales by Licensee, or any of its affiliated, associates or subsidiary companies, of the Articles less any Minimum Royalties paid by Licensor during the Royalty Period. The term "sales" shall mean gross sales, less quantity discounts and returns. No deduction shall be made for cash, freight or advertising allowances, other discounts. No costs of manufacture, sales distribution or exploitation of the Articles or uncollectable accounts shall be deducted. The Royalty shall also be paid on all Articles distributed by Licensee or any of its affiliated, associated, subsidiary or related companies, excepting those Articles not billed, such as free introductory offers and samples.

         (a) Quarterly Statements. Within thirty (30) days after the initial shipment of the Articles and within a reasonable period of time (not to exceed thirty (30) days) following each calendar quarter thereafter, Licensee shall furnish to Licensor a complete, accurate statement in quadruplicate, showing the number (if any), description, and actual selling price of the Articles distributed and sold by Licensee during the preceding quarter.

         (d) Payment of Royalty. The payment of the Royalty shall accompany the statements furnished under Paragraph (c) and payments shall be made to and in the name of Licensor at the address specified below. The receipt and acceptance thereof by the Licensor shall not preclude Licensor from questioning the correctness of such statements and royalties at any time.

         (e)      Damages.   The Minimum Royalties specified above are subject
to the provisions of Paragraph 2 (b) hereof. No part of said guaranteed Minimum Royalties shall in any event be repayable to Licensee. In the event of any default or breach by Licensee, Licensor shall be entitled only to the Minimum Royalty due up to the next succeeding March 31, after the date of default or breach by Licensee as liquidated damages, except as otherwise provided in Articles 5 (b) and 6 below.

3.       MANUFACTURE AND DISTRIBUTION:

         Sale of Articles. Licensee agrees to sell and distribute the Articles outright, and not on an approval consignment or return basis (other than to such customers as may be mutually agreed upon by Licensee and Licensor). Licensee agrees to sell to Licensor such reasonable quantities of the Articles as Licensor shall order at as low a wholesale price as the Licensee sells similar quantities of the Articles to the general trade.

4.       GOODWILL:

         Licensee agrees to cooperate fully in good faith with Licensor at Licensor's expense for the purpose of securing and preserving Licensor's rights in and to the trademark. Nothing contained herein shall be construed as an assignment or grant to Licensee of any right, title or interest in or to the trademark, or goodwill, all rights relating thereto being reserved by Licensor, except for the license hereunder to Licensee.

         At the termination, expiration or cancellation of this Agreement Licensee will be deemed to have granted to Licensor any trade rights, trademarks, equities, goodwill, titles, copyrights, renewals of copyright or other rights in and to "ENGLISH LEATHER", obtained by Licensee or vested in Licensee in pursuance of any endeavors covered hereby. Licensee will execute any instruments requested by Licensor to accomplish or confirm the foregoing, without other consideration than the mutual covenants and consideration in this Agreement.

5.       LICENSOR'S TITLE:

         (a) Title. During the term of this License or thereafter, Licensee will neither attack Licensor's title to any rights in and to "ENGLISH LEATHER" nor attack the validity of this License.

         (b) Infringement Claims. Licensee, at Licensor's expense, for Licensee's direct costs, agrees to assist the Licensor to the extent necessary to procure any protection of any of Licensor's rights to the trademark. Licensor, if it so desires, may commence or prosecute any claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto. Licensor agrees to hold Licensee harmless from all loss, cost liability or expenses as a result of any claim made against Licensee as a result of its action hereunder. Licensee shall notify Licensor in writing of any infringements or imitation by others of the trademark or Articles similar to those covered by this Agreement which may come to Licensee's attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. If Licensor determines not to bring an action of the type referred to in the preceding sentence, Licensee shall, but only with the prior written consent of Licensor, have the right to bring such an action at Licensee's own expense.

6.       INDEMNIFICATION AND INSURANCE:

         Licensee hereby indemnifies and holds harmless Licensor, and any and all other persons whose names appear below, and undertakes to defend them and each of them against any actions, claims, suits, loss, damages, costs and expenses (including but not limited to attorneys' fees) arising out of Licensee's activities hereunder (including but not limited to the production, sale and distribution of the Articles), including actions, claims, suits, loss, damages, costs and expenses arising out of alleged defects in the Articles or arising out of any alleged acts of piracy, plagiarism, or of libel or invasion of privacy, but excluding any claims against Licensor arising out of Licensee's actions pursuant to Article 5 (b) above.

         Licensee agrees, at its own expense, to obtain and maintain product liability insurance, in form and with an insurance company satisfactory to Licensor, insuring Licensor and any and all other persons whose names appear below, against any claims, suits, loss and damages including but not limited to those arising out of any alleged defects in the Articles, such insurance to be maintained with limits of not less than $500,000 and Licensee shall within thirty (30) days from the date hereof, submit to Licensor a copy of such fully paid policy of insurance. As used in this

Section 6, "Licensor" shall include the agents, officers, directors and employees thereof and the term "persons" all juridical persons licensed to use the trademark "ENGLISH LEATHER" by Licensor at the time of such law suit, etc.

         The indemnification agreement and the insurance policies referred to in this Section 6 shall be not only for the benefit of Licensor and the aforesaid "persons" individually, but also for the benefit of any entities owned or controlled by MEM Company, Inc., and the partners, officers, directors, agents and employees licensees, successors and assignors of each of the foregoing. Licensee shall provide Licensor with a certificate of insurance substantiating that the above requirements of this section have been met and expressly providing that the insurer will not cancel, reduce or otherwise adversely change the coverage without first giving Licensor twenty (20) days prior written notice.

7.       QUALITY OF MERCHANDISE:

         Licensee agrees that the Articles shall be made of plastic and/or metal and be of high standard and of such style, appearance and quality as to be adequate and suited to their reasonable exploitation to the best advantage and to the protection and enhancement of the trademark and the good will pertaining thereto, and that such Article will be manufactured, sold and distributed in accordance with all applicable Federal, State, Local and other laws.

         It is agreed that Licensor shall control the nature and quality of the goods under the trademark "ENGLISH LEATHER" pursuant to which Licensee shall, before selling or distributing any of the Articles, furnish to Licensor, for its written approval, a reasonable number of samples of each Article and of its point of sale packaging and any other material used in connection with the advertisement, sale and exploitation of the Articles. The quality and style of such Article and such packaging and materials shall be subject to the prior written approval of Licensor, which approval may be granted or withheld by Licensor. Licensor's failure to mail notice of disapproval within twenty-one (21) days after actual receipt of such samples shall constitute approval. After approval of samples, Licensee shall not depart therefrom materially without Licensor's prior written consent and Licensor shall not withdraw its approval of the approved samples on less than one hundred twenty (120) days' written notice to Licensee. From time to time, both before and after Licensee commences selling the Articles, Licensee shall furnish, at Licensor's request and without cost to Licensor, not more than fifteen (15) additional random samples of each Article, together with any cartons, containers and packing, wrapping and other material used in connection therewith at the point of sale or in connection with the advertisement, sale and exploitation of the Articles. The approvals required by this paragraph shall not be unreasonably withheld.

8.       LABELING AND ADVERTISING:

         (a) Approval of Notice. The license herein granted is conditioned upon Licensee's full and complete compliance with the provisions of this subparagraph and upon Licensee's full and complete compliance with the provisions of the trademark laws. Licensee agrees to cause to appear on or within each Article on each carton, container and/or packing or wrapping material bearing the trademark "ENGLISH LEATHER" and on or within all advertising, promotional or display material, any appropriate notice desired by Licensor.

        Each and every tag, label, imprint or other device containing any such notice and all advertising, promotional or display material bearing the trademark shall be submitted by Licensee to Licensor for its written approval prior to use by the Licensee. The trademark notice shall read "ENGLISH LEATHER" together with the registration notice (R) and such registration notice will always accompany all appearances of the trademark "ENGLISH LEATHER" whenever used by the Licensee, except when notified by letter from Licensor to the contrary.

        (b)     Radio, Television, Billboard Advertising.

Licensee shall not undertake any billboard, radio, television or motion picture advertising in connection with the Articles without the prior written consent of Licensor.

        (c) Art Work. All art work for or in connection with Articles shall be at Licensee's sole cost, shall be subject to written approval of Licensor and notwithstanding the origination and use by Licensee. Licensee shall have no right to use such art work after the expiration of the term hereof and Licensee shall immediately upon expiration or termination of the terms destroy all dies, molds, forms, masters and the like incorporating such art work.

         (d) Approval. Approval by Licensor of any matter under this Agreement shall not constitute a waiver of Licensor's rights or Licensee's duties hereunder.

9.       EXCLUSIVITY AND PREMIUMS:

         (a) Exclusivity in Licensed Territory. Nothing herein shall prevent Licensor from granting any other licenses for the use of the trademark or from utilizing the trademark in any manner whatsoever; Licensor agrees, however, that except as provided in this paragraph 9 (a) and in paragraph 9 (b) hereof, it shall grant no other licenses in the licensed territory effective during the term of this Agreement for the use of the trademark in connection with the Articles contemplated by this Agreement. If Licensor has placed any limitation (such as, but not limited to, price design or material of manufacture) on any of the Articles or the commercial utilization of any such Articles, Licensee's right of exclusivity as specified in the preceding sentence shall not apply to products outside such limitations, whether or not such products are otherwise identical to Articles.

         (b) Premiums. The rights granted to Licensee do not include the right to utilize or exploit the trademark or Articles carrying the trademark as premiums, give-aways or for other promotional arrangements, unless they are billed or distributed in accordance with the terms hereof.

10.      RECORDS:

         Licensee agrees to keep accurate books of account and records covering all transactions relating to this license.

Licensor and its authorized representative shall have the right at all reasonable hours to examine said books and records and all other documents and material in the possession or under the control of Licensee with respect to the subject matter and terms hereof and for the purpose of making extracts therefrom. Upon demand of Licensor, Licensee shall at the expense of Licensor furnish to Licensor a detailed statement by an independent certified public accountant, showing the number, description, actual selling price and itemized deductions from such price of the Articles distributed and/or sold by Licensee to the date of Licensor's demand. All books of account and records shall be kept available for at least two (2) years after the termination of this license.

11.      BANKRUPTCY:

         If Licensee files a petition in bankruptcy or is adjudicated a bankrupt or if it becomes insolvent, or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business or if a receiver is appointed for it or its business, this license shall terminate forthwith without notice. If this license so terminates, Licensee, its receivers, representatives, trustees, agent, administrators, successors and/or assigns shall have no right to sell, exploit or in any way deal with or in any of the Articles, trademark or any carton, container, packing, or wrapping material, advertising, promotional display material pertaining thereto, except with the written consent and instructions of Licensor.

12.      BREACH OR DEFAULT:

         If Licensee fails to perform any of its obligations hereunder, Licensor shall have the right to terminate this license upon ten (10) days notice in writing and such termination shall become effective unless Licensee shall completely remedy the violation within thirty (30) days of receipt of notice of such violation.

13.      PROCEDURES AFTER EXPIRATION OR TERMINATION:

         (a) Inventory Report. Sixty (60) days before the expiration of this license and in the event of its termination ten (10) days after receipt of notice of termination or the happening of the event which automatically terminates this Agreement, a statement showing the number and description of the Articles on hand or in process shall be furnished by Licensee to Licensor. Licensor shall have the right to take a physical inventory to verify such statement, and Licensee's refusal to permit such physical inventory shall forfeit the Licensee's right (as specified below) to dispose of such inventory, and Licensor shall retain all legal and equitable rights Licensor may have.

         (b) Disposal of Merchandise and Materials. After expiration of the license or after termination of the license under the provisions of Sections 12 or 15 of this Agreement, Licensee may dispose of Articles then on hand or in process for a period of ninety (90) days after the expiration or ninety (90) days after notice of termination as the case may be, provided royalties with respect to that period are paid and statements are furnished for that period in accordance with Section 2 hereof.

Licensee shall not manufacture, sell or dispose of any Articles if termination is based on the failure of Licensee to affix any notice to the Articles, cartons, containers, or packing or wrapping material or advertising, promotional or display material, or because of the departure by Licensee from the quality and style approved by Licensor pursuant to Section 7 hereof. During the aforementioned 90-day period, Licensor shall have the right to exploit and license others to exploit the trademark in any manner, including, without limitation, in connection with articles of the type described as Articles herein.

         (c) Reversion of Rights to Licensor. After the expiration, cancellation or termination of this license, all rights granted to Licensee hereunder shall forthwith revert to Licensor. Licensee shall refrain from further use of or reference to the trademark or matters similar to the trademark either direct or indirect, except as provided in paragraph (b) of this Section 13. All royalties on sales made before such expiration or termination date shall immediately become due and payable to Licensor.

14.      FAILURE TO CEASE MANUFACTURING AT EXPIRATION OR
         TERMINATION DATE:

         Licensee acknowledges that its failure to cease the manufacture, sale or distribution (except as otherwise provided herein) of any Articles on the termination or expiration of this License Agreement will result in immediate and irreparable damage to Licensor and to the rights of any subsequent Licensee, that there is no adequate remedy at law for such failure, and agrees that in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunctions and such further relief as any Court with jurisdiction may deem just and proper.

15.      EXCUSE FOR NONPERFORMANCE:

         If Licensee is delayed or prevented from performing any provisions hereof by reason of any fire, strike, labor dispute, government law or regulation, insurrection, war, public disaster, flood, unavoidable casualty, act of God or the elements, delay in manufacturing or transportation, embargo, or any other cause beyond the control of Licensee (whether of a similar or dissimilar nature) or if Licensee fails to perform or is delayed or prevented from performing any provision hereunder by reasons of adverse claim or an order, judgment or decree of any Court or Governmental body having jurisdiction, Licensor may terminate this Agreement without liability of either party to the other except for prior performances rendered hereunder. In such events, all royalties on sales theretofore made shall become immediately due and payable.

16.      NOTICES:

         All notices, statements and payments hereunder, shall be sent to the respective addresses of the parties as set forth below unless notification of a change of address is given in writing, Registered Mail, Return Receipt Requested, and unless otherwise specified herein, the date of mailing, postage prepaid, shall be deemed the date the notice or statement is given.

     MEM Company, Inc.
     Northvale, New Jersey 07647

     Welling International
     65 Caswell Street
     Milford, Connecticut 06460

17.      NO JOINT VENTURE:

         Nothing herein contained shall constitute the parties partners or joint venturers and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

18.      NO ASSIGNMENT OR SUBLICENSE BY LICENSEE:

         Licensor may assign any or all of its rights hereunder, but this License and all Licensee's obligations hereunder are personal to Licensee and shall not without the prior written consent of Licensor, be assigned, mortgaged, sublicensed or otherwise encumbered by Licensee or by operation of law, except that Licensee shall have the right to subcontract any work to be done on any Articles. Any attempt by Licensee to assign all or any part of this License or any rights hereunder shall constitute a material breach of this Agreement.

19.      SECTION HEADINGS, GENDER AND NUMBER:

         The headings of paragraphs, subparagraphs, sections and other subdivisions of this Agreement are for convenient reference only. They shall not be used in any way to govern, limit, modify of construe this Agreement or any part or provision thereof or otherwise be given any legal effect.

20.      ENTIRE AGREEMENT:

         Nothing contained herein shall be construed to be a warranty, unless expressly stated to be. This Agreement contains the full and complete understanding and agreement between the parties with respect to the written subject matter and supersedes all other agreements between the parties whether written or oral relating thereto, and may not be modified or amended except by written instrument executed by both of the parties hereto. No agent, employee or representative of Licensor has any authority to make any representation or promise not contained in this Agreement and Licensee expressly agrees that Licensee has not executed this Agreement in reliance on any such representation or promise. This Agreement shall in all respects be subject to the laws of the State of New York applicable to agreements executed and wholly performed within such State. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof, and either party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any or all such rights. No person, firm, group or corporation is a third party beneficiary hereof, except as provided in Section 6 hereof.

         This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements entered into and wholly performed within such state.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

         Date: 3/8/77                       Licensor:
                                            MEM Company, Inc.

(seal)
                                            by /s/ [Signature Illegible]
                                              ----------------------------------
Attest /s/ [Signature Illegible]
      -------------------------------

                                            Licensee:

Date: 4/14/77

(seal)
                                            by /s/ [Signature Illegible]
                                              ----------------------------------
Attest /s/ [Signature Illegible]
      -------------------------------